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                                                                     Exhibit 8.1


                                    April 10, 1998




U.S. Industries, Inc.
101 Wood Avenue South
Iselin, New Jersey  08830-0169

Ladies & Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Blue Merger Corp., a Delaware corporation ("B-Sub") and a wholly-owned subsidiary of USI, Inc.
("Superholdco"), with and into U.S. Industries, Inc., a Delaware corporation ("USI").

          In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger among USI, Superholdco, B-Sub, Zoro Merger Corp. and Zurn Industries, Inc., dated as of February 16, 1998 (the "Merger Agreement"), and the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement"), included in the Registration Statement on Form S-4, as filed by USI with the Securities and Exchange Commission (the "Commission") on February 27, 1998, in which the Joint Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of USI, Superholdco and Zurn Industries, Inc.

          Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Joint Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement and (3) the accuracy of (i) the representations made by Superholdco, which are set forth in the Certificate delivered to us by Superholdco and dated the date hereof and (ii) the representations made by USI which are set forth in the Certificate delivered to us by USI dated the date hereof.


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U.S. Industries, Inc.
April 10, 1998
Page 2


          Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth herein, we are of the opinion that for federal income tax purposes:

          1.   The Merger will constitute a reorganization within the meaning of
          Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. No gain or loss will be recognized by Superholdco, USI or B-Sub as a result of the formation of Superholdco and B-Sub and the Merger.

          3. No gain or loss will be recognized by stockholders of USI with respect to shares of common stock of Superholdco received in the Merger in exchange for shares of common stock of USI.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

          Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

          We consent to the reference to our name under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus which is a part of the Registration Statement.


                                        Very truly yours,

                                        WEIL, GOTSHAL & MANGES LLP